Press Release	Source: Aberdene Mines Limited

Mr. Bryan Wilson Has Agreed to Join Aberdene's Board of Directors
Friday March 3, 9:00 am ET

LAS VEGAS--(BUSINESS WIRE)--March 3, 2006--Aberdene Mines Limited (OTCBB:ABRM -News; the "Company" or "Aberdene") is pleased to announce that Mr. Bryan Wilson has agreed to join the Board of Directors for Aberdene Mines Ltd.

Mr. Wilson has enjoyed a varied career in the fields of mining exploration and development for 18 years and financial services for 12 years. He has filled various roles such as Project Geologist/Manager for Shell Canada, Consultant, Financial Advisor for Scotia McLeod, Mining Analyst for C.M. Oliver and Corporate Finance Specialist for Dominick & Dominick and Thames Capital.

Within the mining industry, Mr. Wilson has acquired broad international exposure to a variety of mineral commodities and has worked throughout the world. In 1981, Shell's East Kemptville Tin Mine with was discovered and developed under his supervision (50.0 million tonnes @ 0.23% Tin).

"Aberdene's New York Canyon Project looks like an exciting opportunity to develop a copper oxide resource while demonstrating the potential of the much larger sulphide porphyry resource. I am honored to be asked to join the Board and look forward to working with the Company and its management," stated Mr. Bryan Wilson.

About Aberdene

Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has under option the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the historic mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The property, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by historical operators.

On behalf of the Board of Directors,

ABERDENE MINES LTD.

Brent Jardine, President

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contact:

Aberdene Mines Limited
Brent Jardine, 800-430-4034
jardine@aberdenemines.com